                                                                    EXHIBIT 12.1

                            LEASING SOLUTIONS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                SIX MONTHS ENDED
                                YEARS ENDED DECEMBER 31,            JUNE 30,
                          ------------------------------------- ----------------
                           1991   1992   1993    1994    1995    1995     1996
                          ------ ------ ------- ------- ------- ----------------
Income before income
 taxes..................  $1,136 $2,988 $ 5,461 $ 7,652 $ 9,859 $ 4,294 $  6,956
Interest expense........   4,804  6,459   7,701   6,523  10,428   4,506    7,738
One half of operating
 lease rentals(1).......     110    143     176     189     189      95      257
                          ------ ------ ------- ------- ------- ------- --------
Earnings as defined for
 purposes of computation
 of the ratio...........  $6,050 $9,590 $13,338 $14,364 $20,476 $ 8,895 $ 14,951
                          ====== ====== ======= ======= ======= ======= ========
Fixed charges(2)........  $4,914 $6,602 $ 7,877 $ 6,712 $10,617 $ 4,601 $  7,995
                          ====== ====== ======= ======= ======= ======= ========
Ratio of earnings to
 fixed charges..........    1.23   1.45    1.69    2.14    1.93    1.93     1.87
                          ====== ====== ======= ======= ======= ======= ========
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(1) The portion of rental expense representative of the interest factor is estimated to be one half of such rental expense.
(2) Fixed charges consist of interest expense and that portion of rental expense representative of the interest factor.